EXHIBIT 99.1

For Immediate Release

Meridian Bioscience Elects John Rice to the Board of Directors

CINCINNATI, August 8, 2017 (GLOBE NEWSWIRE) -- Meridian Bioscience, Inc. (NASDAQ: VIVO) today announced that its Board of Directors elected a new independent director, John M. Rice, Ph.D., effective August 8, 2017.

Mr. Rice is the founder, and since 2003 has been the Managing Partner, of Triathlon Medical Venture Partners, a venture capital firm that invests equity capital in early and expansion stage life science companies. Since 2014, Mr. Rice has served as the Director of Life Sciences at CincyTech, a firm that provides advice and capital to entrepreneurs and helps research institutions commercialize technology through startups. He has served on the board of directors of several privately held healthcare companies.

John A. Kraeutler, Chairman and Chief Executive Officer, commented, "With the election of John to the Board of Directors of Meridian Bioscience we have added key strategic and scientific strengths to help guide our future growth.  Our Nominating Committee has been working diligently for the last year to add specific skills to the Board.  We are very pleased that John has agreed to join our team.  I look forward to working with John and our existing directors as we build a strong future for Meridian Bioscience."

About Meridian Bioscience, Inc.
Meridian is a fully integrated life science company that develops, manufactures, markets and distributes a broad range of innovative diagnostic test kits, rare reagents, specialty biologicals and components. Utilizing a variety of methods, our diagnostic tests provide accuracy, simplicity and speed in the early diagnosis and treatment of common medical conditions, such as infections and lead poisoning. Meridian's diagnostic products are used outside of the human body and require little or no special equipment. The Company's diagnostic products are designed to enhance patient well-being while reducing the total outcome costs of health care. Meridian has strong market positions in the areas of gastrointestinal and upper respiratory infections, and blood lead level testing. In addition, Meridian is a supplier of rare reagents, specialty biologicals and components used by organizations in the life science and agri-bio industries engaged in research. Its products are also used by companies as components in the manufacture of diagnostics. The Company markets its products and technologies to hospitals, reference laboratories, research centers, diagnostics manufacturers and agri-bio companies in more than 70 countries around the world. The Company's shares are traded on the NASDAQ Global Select Market, symbol VIVO. Meridian's website address is www.meridianbioscience.com.

Contact:
John A. Kraeutler
Chairman, Chief Executive Officer
Meridian Bioscience, Inc.
Phone:  513.271.3700
Email: mbi@meridianbioscience.com

###